EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-191588) pertaining to the Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2013 Equity Incentive Plan of our reports (a) dated March 24, 2014, with respect to the consolidated financial statements and schedules of Empire State Realty Trust, Inc. and (b) dated March 24, 2014 with respect to the consolidated financial statements of Empire State Building Company, L.L.C. and Affiliates, each included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

New York, New York

March 24, 2014